Exhibit 99.1

Misonix, Inc. Announces Second Quarter

Fiscal Year 2015 Financial Results

Second Quarter Net Revenues UP 36%;

Six Month Net Revenue UP 41%;

BoneScalpel Revenue UP 41%;

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY, February 4, 2015 /PRNewswire/ -- Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the second quarter of fiscal 2015, ended December 31, 2014.

Highlights for the second quarter fiscal 2015 included:

•	Net sales totaled $5.6 million, a 36% increase, compared to $4.1 million for the same period in fiscal 2014.

•	BoneScalpel revenue worldwide increased 41% to $3.0 million versus $2.1 million in the second quarter of fiscal 2014.

•	BoneScalpel units consigned in the U.S. during the second quarter fiscal 2015 totaled 18 compared to 12 systems; an increase of 50%. Total BoneScalpel units installed in the U.S. are 324.

•	BoneScalpel revenue in the United States increased 93% to $1.7 million in the second quarter fiscal 2015 compared to $876,000 during second quarter fiscal 2014.

•	SonaStar® revenue increased 43% to $1.7 million versus $1.2 million in the second quarter of fiscal 2014.

•	SonaStar units sold worldwide in second quarter fiscal 2015 totaled 25 compared to 15 systems in the second quarter of fiscal 2014, a 67% increase.

•	SonicOne® worldwide disposable revenue increased 96% to $494,000 for the second fiscal quarter of 2015 compared to $252,000 in the second quarter of fiscal 2014.

•	Recurring revenue – comprised of BoneScalpel, SonaStar and SonicOne disposables sales - totaled $3.3 million, or 59% of total second quarter fiscal 2015 revenue, compared to $1.9 million or 46% for the same period in fiscal 2014.

•	Domestic revenue was 53% of total revenue of the second fiscal quarter 2015 versus 44% for the same period in fiscal 2014.

Second Quarter Fiscal 2015 Financial Results

Total revenue for the three months ended December 31, 2014 was $5.6 million, a 36% increase, when compared to $4.1 million for the same period in fiscal 2014. The increase was attributable to a 41% increase in BoneScalpel revenue to $3.0 million, a 43% increase in SonaStar revenue to $1.7 million and a 57% increase in SonicOne revenue to $840,000.

There were 63 BoneScalpel units sold or consigned worldwide during second quarter fiscal 2015 compared to 57 BoneScalpel units sold or consigned during the second quarter of fiscal 2014.  BoneScalpel disposable sales in the United States increased 129% to $1.5 million during second quarter fiscal 2015 compared to the same period in fiscal 2014. There were 25 SonaStar units sold worldwide during second quarter fiscal 2015 compared to 15 SonaStar units sold during the second quarter of fiscal 2014. SonicOne disposable revenue increased 96% to $494,000 for the second quarter of fiscal 2015.

During the quarter, the Company received other income in the form of royalty payments from Covidien plc totaling $1.0 million.

The Company reported net income of approximately $901,000, or $0.11 earnings per diluted share, for second quarter fiscal 2015 compared to a net income of $459,000, or $0.06 earnings per diluted share, for the same period in fiscal 2014.

Six Months Fiscal 2015 Financial Results

Total revenue for the six months ended December 31, 2014 was $10.1 million, a 41% increase, when compared to $7.2 million for the same period in fiscal 2014. The increase was attributable to a 50% increase in BoneScalpel revenue to $5.2 million, a 39% increase in SonaStar revenue to $3.2 million and a 43% increase in SonicOne revenue to $1.4 million.

The Company reported net income of approximately $1.3 million or a $0.16 earning per diluted share for the six months ended December 31, 2014 compared to a net loss of ($425,000) or $.06 loss per share for the same period in fiscal 2014.

Michael A. McManus Jr., President and CEO stated, "We are off to a very strong start for the first half of fiscal 2015. We are particularly pleased with the strong revenue increase across our BoneScalpel, SonicOne and SonaStar product lines in the U.S. where units are mainly consigned. We have made great progress in getting our products accepted as a major instrument in an expanded number of medical institutions throughout the country.  In addition to strong U.S. results, we experienced sales growth across virtually all international regions. Our internal sales team and our international distributors continued their excellent performance in the first half of fiscal 2015.”

Mr. McManus continued, "As evidenced by the results of the quarter, our ultrasonic surgical instruments are achieving higher levels of acceptance by hospitals and surgeons around the world. The safety profile of our BoneScalpel, resulting in less blood loss, less bone fragmentation and reduction in overall time required to complete a surgical procedure, is gaining increased recognition. The same can be said of our SonaStar and SonicOne products. With the SonicOne we have shown a better way to debride a wound to preserve live tissue with less bleeding and a reduction in bacteria. We have also established a real benefit in the treatment of burns including a recent paper from the Saint Barnabas Medical Center in Livingston, NJ. We are making consistent progress in broadly introducing our products to surgeons around the world and having those products take their rightful place in the surgical suites in which they operate.”

Mr. McManus concluded, "The momentum that we developed during fiscal 2014 continued into the first half of fiscal 2015, and we look to extend that into the second half. We maintain a strong cash position of approximately $8.3 million, we carry no long-term debt, and we continue to fund operations from internally generated cash flow. We look forward to continuing to drive solid operational and financial results throughout the rest of fiscal 2015."

Conference Call

The Company has scheduled a conference call today, Wednesday, February 4, 2015 at 4:30 pm ET to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10059998. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	December 31, 2014	June 30, 2014
		(derived from audited
	Unaudited	financial statements)

Assets
Current Assets:
Cash and cash equivalents	$8,295,624	$7,039,938
Accounts receivable, less allowance
for doubtful accounts of $146,868 and
$136,868, respectively	3,575,008	3,759,152
Inventories, net	4,251,953	4,217,350
Prepaid expenses and other current assets	169,217	367,830
Total current assets	16,291,802	15,384,270

Property, plant and equipment, net of accumulated depreciation and
amortization of $5,142,375 and $4,842,009, respectively	1,707,644	1,517,852
Goodwill	1,701,094	1,701,094
Intangible and other assets	854,265	924,653
Total assets	$20,554,805	$19,527,869

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,049,821	$1,650,323
Accrued expenses and other current liabilities	1,212,502	1,457,250
Total current liabilities	2,262,323	3,107,573

Deferred income	35,856	51,318
Deferred lease liability	8,307	16,614
Total liabilities	2,306,486	3,175,505

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,761,333 and
7,412,096 shares issued and 7,636,351 and 7,334,536 shares
outstanding, respectively	77,613	74,121
Additional paid-in capital	29,312,958	28,169,622
Accumulated deficit	(10,195,992)	(11,480,386)
Treasury stock, at cost, 124,982 and 77,560 shares, respectively	(946,260)	(410,993)
Total stockholders' equity	18,248,319	16,352,364
Total liabilities and stockholders' equity	$20,554,805	$19,527,869

Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$5,601,008	$4,122,059	$10,140,345	$7,197,643

Cost of goods sold	1,767,175	1,229,409	3,353,280	2,574,739

Gross profit	3,833,833	2,892,650	6,787,065	4,622,904

Selling expenses	2,085,174	1,683,699	4,104,460	3,512,529
General and administrative expenses	1,534,784	1,120,926	2,780,862	2,342,241
Research and development expenses	324,301	435,019	761,892	907,907
Total operating expenses	3,944,259	3,239,644	7,647,214	6,762,677

Loss from operations	(110,426)	(346,994)	(860,149)	(2,139,773)

Total other income	1,040,113	804,107	2,182,410	1,710,659

Income (loss) from continuing operations before income taxes	929,687	457,113	1,322,261	(429,114)

Income tax expense	33,465	2,750	47,817	5,500

Net income (loss) from continuing operations	896,222	454,363	1,274,444	(434,614)

Net income from discontinued operations, net of tax	4,975	4,975	9,950	9,950
Net income (loss)	$901,197	$459,338	$1,284,394	$(424,664)

Net income (loss) per share from continuing operations-Basic	$0.12	$0.06	$0.17	$(0.06)
Net income per share from discontinued operations-Basic	0.00	0.00	0.00	0.00
Net income (loss) per share-Basic	$0.12	$0.06	$0.17	$(0.06)

Net income (loss) per share from continuing operations-Diluted	$0.11	$0.06	$0.16	$(0.06)
Net income per share from discontinued operations-Diluted	0.00	0.00	0.00	0.00
Net income (loss) per share-Diluted	$0.11	$0.06	$0.16	$(0.06)

Weighted average common shares-basic	7,567,442	7,195,406	7,464,194	7,189,136

Weighted average common shares-diluted	8,170,821	7,712,903	7,907,627	7,189,136